EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS THIRD QUARTER PROFIT

ATLANTA, Georgia, November 5, 2010 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $525,000, or $0.02 per diluted share, for the three month period ended September 30, 2010, compared to a net loss of $2.1 million, or $0.10 per diluted share, for the three month period ended September 30, 2009. For the nine month period ended September 30, 2010, net income was $1.0 million, or $0.03 per diluted share, compared to a net loss of $1.8 million, or $0.10 per diluted share, for the comparable period in 2009. Results for the three month and nine month periods ended September 30, 2009 were primarily the result of an increase in the Company’s deferred tax asset valuation allowance of approximately $1.8 million.

Total revenues for the three month period ended September 30, 2010, were $27.1 million, increasing 6.3% from $25.5 million for the three month period ended September 30, 2009. Insurance premiums during this quarter increased $1.8 million, or 7.9%, from the comparable 2009 premiums. For the nine month period ended September 30, 2010, revenues were $80.2 million, increasing 4.3% from the comparable 2009 period revenues of $76.9 million. Insurance premiums during the nine month period ended September 30, 2010 increased $3.8 million, or 5.6%, from the comparable period in 2009. Revenue and premium increases during both the three month and nine month periods ended September 30, 2010 occurred primarily in the Company’s life and health operation.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “With our increasing premium levels, our core insurance operations remain solidly profitable. We continue to make investments in new products and increase our field force for greater penetration and broader distribution. While pleased with this most recent quarter, we are focused on building our business. Even though the soft property and casualty markets continue to challenge our property and casualty business, we are optimistic that our life and health business will continue with the steady growth exhibited in recent quarters.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2010	2009	2010	2009
Insurance premiums	$ 24,577	$ 22,774	$ 72,322	$ 68,512
Investment income	2,302	2,699	7,435	8,142
Realized investment gains, net	211	14	224	1
Other income	56	51	215	202
Total revenue	27,146	25,538	80,196	76,857
Insurance benefits and losses incurred	16,451	15,840	49,266	45,753
Commissions and underwriting expenses	7,409	6,804	21,376	21,734
Interest expense	660	679	1,955	2,094
Other	2,045	2,044	6,381	6,848
Total benefits and expenses	26,565	25,367	78,978	76,429
Income before income taxes	581	171	1,218	428
Income tax expense	56	2,279	200	2,268
Net income (loss)	$ 525	$ (2,108)	$ 1,018	$ (1,840)

Net income (loss) per common share (basic and diluted)	$ 0.02	$ (0.10)	$ 0.03	$ (0.10)

Selected Balance Sheet Data	September 30, 2010	December 31, 2009
Total cash and investments	$ 228,498	$ 215,539
Total assets	273,563	262,086
Insurance reserves and policy funds	133,113	129,213
Debt	41,238	41,238
Total shareholders' equity	86,939	77,470
Book value per common share	3.59	3.16